Exhibit 99.1

For Immediate Release

BLACKLINE NAMES MARC HUFFMAN PRESIDENT

Cloud accounting software veteran also nominated to join BlackLine’s board of directors

LOS ANGELES – Feb. 25, 2020 – BlackLine, Inc. (Nasdaq: BL) today announced that the board of directors has promoted Marc Huffman to president, effective immediately. In this expanded role, he will now serve as president and chief operating officer (a position he’s held since February 2018) overseeing BlackLine’s product and technology organizations, in addition to its sales, marketing and customer-facing teams. The board also has nominated Mr. Huffman for election to the board of directors at the Company’s 2020 annual meeting.

Huffman will continue to report to Therese Tucker, BlackLine’s founder and chief executive officer.

“Marc is an invaluable asset to BlackLine. He brings a strong track record in SaaS accounting software, and, in particular, understands the nuances of taking cloud software into new global markets, which is critical as we help many more companies around the world embrace modern accounting and move away from traditional, unsustainable manual processes,” said Ms. Tucker. “In the two years Marc’s been here, we’ve scaled our sales and customer success teams, completed a global reseller agreement with SAP, and entered into a number of partnerships with the world’s leading consulting firms. I’m confident that his operational focus will allow us to continue to scale the business, expand our ecosystem of alliances worldwide and drive long-term growth.”

Tucker added, “By elevating Marc to the role of president and COO, I’ll have the opportunity to focus even more of my time and energy on innovation and creating value for our customers.”

Prior to joining BlackLine, Huffman served as president of worldwide sales and distribution at NetSuite where he was one of the main drivers for global sales. During his 14-year tenure, NetSuite grew from $3 million to $1 billion in annual revenue. Overall, Huffman is a seasoned SaaS (Software-as-a-Service) executive with 25 years of experience driving growth at successful software companies.

As COO at BlackLine, Huffman has led the company’s worldwide sales, marketing and customer-facing organizations through two years of consistent execution. In his new expanded role, he will further align technology, product and go-to-market strategies to better serve customers as they modernize their accounting practices with BlackLine’s guidance.

“BlackLine is in an enviable position because it is beloved by its customers and has a corresponding high customer retention rate due to its world-class customer experience, great software and unparalleled leading practices to help companies move beyond traditional manual accounting processes to modern accounting,” Huffman said. “I believe the market for BlackLine has barely been tapped, and I’m looking forward to further accelerating the momentum as we continue to guide our customers to successful outcomes and connect them to a large global community of accounting and finance expertise.”

About BlackLine

Companies come to BlackLine, Inc. (Nasdaq: BL) because their traditional manual accounting processes are not sustainable. BlackLine’s cloud-based solutions and market-leading customer service help companies move to modern accounting by unifying their data and processes, automating repetitive work, and driving accountability through visibility. BlackLine provides solutions for financial close management, accounting automation, and intercompany governance, helping large enterprises and midsize companies across all industries do accounting work better, faster, and with more control.

More than 3,000 customers trust BlackLine to help them close faster with complete and accurate results. The company is the pioneer and recognized Leader in Gartner’s 2019 Magic Quadrant for Cloud Financial Close Solutions. Based in Los Angeles, BlackLine also has regional headquarters in London, Singapore and Sydney. For more information, please visit blackline.com.

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Media Contact:

Ashley Dyer

PR Director

BlackLine

818-936-7166

ashley.dyer@blackline.com

BlackLine Forward-looking Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “would,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. Forward-looking statements in this release include statements regarding our growth plans and opportunities.

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